EXHIBIT 23.1

The Board of Directors

AAR CORP.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of AAR CORP. of our report dated June 28, 2004, relating to the consolidated balance sheets of AAR CORP. and subsidiaries as of May 31, 2004 and 2003 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended May 31, 2004, which report appears in the May 31, 2004 annual report on Form 10-K of AAR CORP.

/s/ KPMG LLP
Chicago, Illinois
January 17, 2005